EXHIBIT 99.1

Bentley Pharmaceuticals, Inc.
[logo]
Bentley Park                                        News Release
2 Holland Way
Exeter, New Hampshire 03833
Phone: 603.658.6100
Fax: 603.658.6101
                                                                        Contact:
                                                                Michael D. Price
                                         Vice President, Chief Financial Officer
                                                   Bentley Pharmaceuticals, Inc.
                                                                    603.658.6100
                                                            www.bentleypharm.com
                                                            --------------------

                                  Investors:  Deborah Ardern-Jones/Lanie Fladell
                                                              Media:  Sean Leous
                                                                 FD Morgen-Walke
                                                                    212.850.5600


      BENTLEY PHARMACEUTICALS, INC. REPORTS RECORD SECOND QUARTER RESULTS

                - Total Revenues Increase 70% to $16.8 Million -
- Gross Margins on Product Sales Improve to 58.9% and Operating Margins Improve
            to 19.8%, Driven by Strength of Spain-based Operations -



EXETER, NH, JULY 30, 2003 -- Bentley Pharmaceuticals, Inc. (AMEX: BNT), a technology-based specialty pharmaceutical and drug delivery company with a growing branded and generic product line in Europe, today announced record financial results for the three and six month periods ended June 30, 2003.

Total revenues for the quarter grew 70% (38% at constant exchange rates) to $16.8 million compared to $9.9 million in the same period last year. Net product sales increased 69% (37% at constant exchange rates) to $16.6 million, from $9.8 million in last year's second quarter. Second quarter licensing and collaboration revenues totaled $158,000, representing royalties recognized from Auxilium for sales of its TestimTM Testosterone Gel, which uses Bentley's drug delivery technology CPE-215. This compares to licensing and collaboration revenues of $58,000 in the second quarter of last year. Net income for the 2003 second quarter grew to $1.5 million, or $0.07 per diluted share, compared to $519,000, or $0.03 per diluted share, in last year's second quarter. Second quarter 2003 net income was positively impacted by approximately $500,000 due to favorable currency exchange rates.

                                     -MORE-

Second quarter gross profit increased significantly to $9.9 million, or 59.3% of total revenues, versus $5.6 million, or 56.9% of total revenues, in the comparable prior year period. Gross margins on product sales improved to 58.9% in the second quarter of 2003 compared to 56.7% in the second quarter of the prior year. Operating income in the second quarter of 2003 totaled $3.3 million, or 19.8% of total revenues, versus $1.4 million, or 14.1% of total revenues, in the comparable 2002 quarter. The year over year margin improvements primarily reflect cost leverage gained through higher sales volumes.

Selling and marketing expenses in the second quarter of 2003 were $3.6 million, or 21.8% of net product sales, compared to $2.6 million, or 26.6% of net product sales, in the prior year second quarter. General and administrative expenses were $1.8 million, or 10.7% of total revenues, versus $1.3 million, or 13.3% of total revenues, in the second quarter of 2002. Research and development expenses increased 51% in the second quarter of 2003, and reached $879,000 compared to $583,000 in the 2002 second quarter, reflecting the Company's ongoing efforts to develop technology solutions for the pharmaceutical industry.

For the six months ended June 30, 2003, total revenues grew 67% (40% at constant exchange rates) to $31.7 million from $19.0 million for the six months ended June 30, 2002. Net product sales were $30.8 million, up 63% (37% at constant exchange rates) in the 2003 six-month period compared to $18.9 million in the comparable prior year period. Licensing and collaboration revenues were $911,000 in the 2003 six-month period compared to $175,000 in the comparable 2002 six-month period. Net income for the 2003 six-month period increased almost four times to $3.1 million, or $0.15 per diluted share, versus $654,000, or $0.03 per diluted share, in the 2002 six-month period. For the six months ended June 30, 2003, net income was positively impacted by approximately $900,000 due to favorable currency exchange rates.

Gross profit was $18.8 million, or 59.2% of total revenues, for the 2003 six-month period compared to $11.0 million, or 57.9% of total revenues, for the same period of 2002. Gross margins on product sales improved to 58.0% during the first six months of 2003, compared to 57.5% in the first six months of the prior year. Operating income totaled $6.0 million, or 18.8% of total revenues, for the 2003 six-month period, compared to $2.2 million, or 11.3% of total revenues, for the 2002 six-month period.

Selling and marketing expenses were $7.0 million, or 22.6% of net product sales, compared to $5.2 million, or 27.7% of net product sales, in the 2002 six-month period. General and administrative expenses were $3.3 million, or 10.5% of total revenues, in the 2003 six-month period, compared to $2.4 million, or 12.7% of total revenues, in the 2002 six-month period. Research and development expenses were $1.9 million in the 2003 six-month period, up 41%, compared to $1.3 million in the same period of 2002.

With respect to licensing and collaboration revenues, Bentley has recognized royalty revenues based on estimated sell-through of pharmaceutical products, and has deferred recognition of royalty revenues associated with the initial sales made to wholesalers and pharmacies to fill the distribution channel. Pharmaceutical products are typically sold with limited shelf lives and wholesalers and pharmacies have the right to return unsold or expired product. The Company's policy, therefore, is to recognize royalty revenues based on an estimate of the prescriptions written by physicians and filled by patients, until such time that returns from wholesalers and pharmacies can be reasonably estimated. The Company will use available market information to determine the amounts and timing of royalty revenues it recognizes.

                                     -MORE-

James Murphy, Bentley's president and chief executive officer, stated, "Our strong second quarter financial results reflect continued growth from our Spanish operations, namely due to strong sales of omeprazole and simvastatin. We are increasingly pleased with the progress we're making in Spain--currently we have 59 product registrations pending approval and an additional 40 that we expect to file by the beginning of next year. In addition, we are moving forward with our European expansion strategy, and currently have licensees for certain products in place in Portugal, the United Kingdom, France and Germany. To capitalize on the opportunities in this business, we have invested in the appointment of James Hand as Vice President of Business Development. His key responsibilities will be to focus on licensing technologies and products globally."

"Yesterday's announcement of the appointment of Janet Rae as Director of Regulatory Affairs, further endorses our commitment to expansion. Her broad experience with FDA negotiations leading to regulatory approvals for U.S. and European pharmaceutical companies will allow our European business to continue its rapid development. In addition, we believe her detailed knowledge of bringing European filings to the U.S. will ensure our American operations will be in a position to begin to leverage off our Spanish generic operations."

Mr. Murphy continued, "With regard to our drug delivery business, Auxilium's Testim, the first product containing our CPE-215 technology which was launched in early February, continues to gain traction in the topical testosterone market. Royalty revenues from Testim were $158,000 in the second quarter, versus $50,000 in the first quarter of this year. Total prescriptions for Testim continued to grow throughout the quarter and now account for approximately 5% of new prescriptions in its market."

Michael D. Price, Vice President and Chief Financial Officer, stated, "As previously announced, in our efforts to build our patent portfolio, we purchased certain of MacroChem's patents for antifungal nail lacquers, enabling us to continue patent protection through the year 2020, making the technology more attractive to potential licensees."

Mr. Murphy concluded, "We are well positioned, both strategically and financially, for success. Our leadership in the Spanish pharmaceutical market enhances our ability to develop new alliances with pharmaceutical companies throughout the world while maintaining our excellent marketing and distribution network. Further, our CPE-215 technology offers a solid platform for building our drug delivery business. The strength of our balance sheet, with approximately $25 million in cash and minimal long-term debt, affords Bentley the financial flexibility to capitalize on strategic growth opportunities in the future. Accordingly, we expect these opportunities and the continuing growth of our Spanish operations to drive our financial performance going forward and remain confident that our business will continue to perform well over the coming quarters."

Management will host a conference call to discuss these results today at 10:00 a.m. Eastern Daylight Time. To participate on the call, please dial (800) 603-9527 approximately ten minutes prior to the scheduled start time and give the password "BENTLEY." International participants may dial (706) 634-0645; the password is the same. The conference call will also be broadcast live on the Internet and may be accessed via the Company's website, http://www.bentleypharm.com/. A replay of the conference call will be available approximately two hours after the call has finished and will remain available through August 6, 2003. Listeners may access the replay via the Company's website, http://www.bentleypharm.com/, or by dialing (800) 642-1687, access code 1693700 / International participants may dial (706) 645-9291--access code is the same.

                                     -MORE-

ABOUT BENTLEY PHARMACEUTICALS
Bentley Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on advanced drug delivery technologies and pharmaceutical products. Bentley's proprietary drug technologies enhance or facilitate the absorption of pharmaceutical compounds across various membranes. Bentley also manufactures and markets a growing portfolio of branded and generic pharmaceuticals in Spain for the treatment of cardiovascular, gastrointestinal, infectious and neurological diseases through its subsidiaries Laboratorios Belmac, Laboratorios Davur and Laboratorios Rimafar.

Copies of the company's press releases and other information may be obtained through Bentley's web site at www.bentleypharm.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with identifying suitable drugs for drug delivery technologies, expanding generic and branded drug operations, development and commercialization of our products, relationships with our strategic partners, uncertainty of clinical trials, regulatory approval process, product sales concentration, unpredictability of patent protection, technological changes, the effect of economic conditions and other uncertainties detailed in Bentley's filings with the Securities and Exchange Commission.

                              - Tables to Follow -

                                     -MORE-

                 BENTLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENTS


(in thousands, except per share data)
                                                    For the Three Months Ended June 30,      For the Six Months Ended June 30,
                                                    -----------------------------------      ----------------------------------
                                                         2003                2002                 2003               2002
                                                    ----------------    ---------------      ---------------    ---------------
Revenues:
  Net product sales                                        $ 16,596            $ 9,809             $ 30,831           $ 18,866
  Licensing and collaboration revenues                          158                 58                  911                175
                                                    ----------------    ---------------      ---------------    ---------------
Total revenues                                               16,754              9,867               31,742             19,041

Cost of net product sales                                     6,819              4,249               12,940              8,025
                                                    ----------------    ---------------      ---------------    ---------------

 Gross profit                                                 9,935              5,618               18,802             11,016
                                                    ----------------    ---------------      ---------------    ---------------

Operating expenses:
   Selling and marketing                                      3,626              2,608                6,979              5,218
   General and administrative                                 1,786              1,315                3,345              2,409
   Research and development                                     879                583                1,897              1,347
   Depreciation and amortization                                328                237                  611                484
                                                    ----------------    ---------------      ---------------    ---------------

  Total operating expenses                                    6,619              4,743               12,832              9,458
                                                    ----------------    ---------------      ---------------    ---------------

Gain on sale of drug licenses                                     -                520                    -                592
                                                    ----------------    ---------------      ---------------    ---------------

Income from operations                                        3,316              1,395                5,970              2,150
                                                    ----------------    ---------------      ---------------    ---------------

Other income (expenses):
    Interest income                                              82                 85                  165                 93
    Interest expense                                            (60)               (67)                (114)              (110)
    Other                                                        (4)                (8)                  (4)                 4
                                                    ----------------    ---------------      ---------------    ---------------

Income before income taxes                                    3,334              1,405                6,017              2,137

Provision for foreign income taxes                            1,805                886                2,956              1,483
                                                    ----------------    ---------------      ---------------    ---------------

Net income                                                  $ 1,529              $ 519              $ 3,061              $ 654
                                                    ================    ===============      ===============    ===============

Net income per common share:
Basic                                                        $ 0.09             $ 0.03               $ 0.17             $ 0.04
                                                    ================    ===============      ===============    ===============
Diluted                                                      $ 0.07             $ 0.03               $ 0.15             $ 0.03
                                                    ================    ===============      ===============    ===============

Weighted average common shares outstanding:
Basic                                                        17,534             16,823               17,495             15,735
                                                    ================    ===============      ===============    ===============
Diluted                                                      20,878             20,484               20,617             19,204
                                                    ================    ===============      ===============    ===============





                                     -MORE-

                 BENTLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


(in thousands, except per share data)                                          June 30,             December 31,
                                                                                 2003                   2002
                                                                            ----------------       ---------------
ASSETS
Current assets:
  Cash and cash equivalents                                                        $ 24,823              $ 26,581
  Marketable securities                                                                 436                   396
  Receivables, net                                                                   17,325                10,874
  Inventories, net                                                                    5,563                 5,133
  Deferred taxes                                                                        134                   123
  Prepaid expenses and other                                                          1,174                   865
                                                                            ----------------       ---------------
    Total current assets                                                             49,455                43,972
                                                                            ----------------       ---------------
Non-current assets:
  Fixed assets, net                                                                  14,096                 9,565
  Drug licenses and related costs, net                                               13,261                10,975
  Restricted cash                                                                     1,000                     -
  Other                                                                                 180                   180
                                                                            ----------------       ---------------
    Total non-current assets                                                         28,537                20,720
                                                                            ----------------       ---------------
                                                                                   $ 77,992              $ 64,692
                                                                            ================       ===============

LIABILITIES  AND  STOCKHOLDERS'  EQUITY
Current liabilities:
  Accounts payable                                                                  $ 9,676               $ 7,206
  Accrued expenses                                                                    7,136                 4,059
  Short-term borrowings                                                               1,606                 1,598
  Current portion of long-term debt                                                     138                   127
  Deferred income                                                                     1,168                   279
                                                                            ----------------       ---------------
    Total current liabilities                                                        19,724                13,269
                                                                            ----------------       ---------------
Non-current liabilities:
  Taxes payable                                                                       2,335                 2,141
  Long-term debt                                                                        322                   345
  Other                                                                                 179                   186
                                                                            ----------------       ---------------
    Total non-current liabilities                                                     2,836                 2,672
                                                                            ----------------       ---------------

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $1.00 par value, authorized 2,000 shares,
    issued and outstanding, none                                                          -                     -
  Common stock, $.02 par value, authorized 100,000 shares,
    issued and outstanding, 17,664 and 17,404 shares                                    354                   348
  Stock purchase warrants (to purchase 3,147 and 3,292
    shares of common stock)                                                             429                   431
  Additional paid-in capital                                                        122,507               121,084
  Accumulated deficit                                                               (69,635)              (72,696)
  Accumulated other comprehensive income (loss)                                       1,777                  (416)
                                                                            ----------------       ---------------
    Total stockholders' equity                                                       55,432                48,751
                                                                            ----------------       ---------------
                                                                                   $ 77,992              $ 64,692
                                                                            ================       ===============


                                     - END -